Contract for cooperation development of rh-Interferonα-2a project

Project Name: The research and development of recombinant human Interferon α-2a

(rh-IFNα-2a) from yeast system

Party A: Shanghai Wanxing Bio-pharmaceutical Company
Party B: Fudan University

Project Target: Using the technology of rh-IFNα-2a project from Fudan University, finish the medium-size manufacture and all the pre-clinical studies, apply and acquire formal approval for the clinical trials of rh-IFNα-2a.

Project Development Schedule:
1.	Before the end of October, 1997: finish the preparations of medium-size manufacture of rh-IFNα-2a.

a.	Set up laboratory which can be used for biological activity assay of rh-IFNα-2a. Each day, 205 samples can be assayed stably.

b.	Finish the equipments preparations for medium-size manufacture, including fermentation, purification steps and etc.

c.	Finish the human resource and manufacture field preparations for medium-size manufacture of rh-IFNα-2a.

These tasks shall be done by Party A under the assisting of Party B.

2.	From Nov., 1997 to the end of Jan., 1998: produce three batches of rh-IFNα-2a products at the medium-size manufacture. It shall be finished by the cooperation of Party A and Party B.

3.
From Feb., 1998 to the end of Mar., 1998: finish the quality self-control of rh-IFNα-2a and send the samples to the official institute for the quality review.

Finish the necessary animal trials. All the documents shall be ready for the clinical trials application.

These tasks shall be done by Party A under the assisting of Party B. The materials for animal trials shall be offered mostly by Party A.

The expenses for the project research and development and the way to pay

Party A shall pay Party B 0.5 million RMB as compensation for the research and development of rh-IFNα-2a project at previous stage. The first part, 0.3 million shall be paid when the contract is signed by both Parties. The second part, 0.2 million shall be paid at the end of Mar., 1998.

The expenses for the cooperation stage shall be paid by Party A according to the need of the project. When the product is on the market, Party B shall share the benefit with Party A. The sum that Party A shall pay Party B is 3% of the sales amount. The beneficial term is 15 years.

The belongings of the equipments and materials for the project development
The equipments, materials and documents bought by the compensation money from Party A belong to Party B. The equipments, materials and documents bought by Party A for the cooperation research and development of the project belong to Party A.

Confidentiality
Both Party A and Party B shall keep the information of rh-IFNα-2a project confidential. It is not allowed to let out to the third Party without both side agreements.

The responsibility for the risk
If the project fails due to unconquerable technical difficulties, the responsibility shall be taken by both sides. It shall be solved by both side negotiations.

Ownership of the project results
The project results from the previous stage are owned by Party B. The issued patents from this project shall be shared by both sides. The non patent results also are also shared by both sides, but Party A holds the dominant position.

Breach of the contract and the compensation for the loss
Due to some reasons, the cooperation project has to be terminated, Party A still need pay Party B all compensation expenses for the previous stage studies.

Arbitration
The dispute shall be solved by both side negotiations. If the dispute can not be solved by both side negotiations, it shall be submitted to Shanghai Arbitration Commission.

Validity
This contract is valid when it is signed by Party A and Party and the term for the validity of this contract is from Oct. 01, 1997 to Sep. 30, 2013.

Party A: Shanghai Wanxing Bio-pharmaceutical Company
Date: Sep. 26, 1997

Party B: Fudan University
Date: Sep. 26, 1997